                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K




                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of Earliest Event Reported: JANUARY 19, 2000


                              HYBRID NETWORKS, INC.
             (Exact name of registrant as specified in this charter)


                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)



          0-23289                                   77-02520931
  (Commission File Number)              (I.R.S. Employer Identification Number)



                  6409 GUADALUPE MINES ROAD, SAN JOSE, CA 95120
               (Address of principal executive offices) (Zip Code)


                                 (408) 323-6250
              (Registrant's Telephone Number, Including Area Code)


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ITEM 5.  OTHER EVENTS.


                 HYBRID NETWORKS APPOINTS MICHAEL GREENBAUM CEO


SAN JOSE, CA (January 19, 2000) - Hybrid Networks, Inc. (market designation:
HYBR), a pioneer in broadband access equipment, today announced the appointment of Michael Greenbaum as president and chief executive officer.

Mr. Greenbaum's extensive management background includes CEO experience as well as senior executive positions in sales, marketing and product development for both private and public companies in the Internet and high-tech industry.

Before joining Hybrid, Mr. Greenbaum was president and CEO of Continuity Solutions, a provider of customer interaction management solutions for e-commerce. Prior to that, he was vice president, marketing and sales for Netcom Online Communications, Inc. He was also senior vice president and general manager for Applied Theory Communications, Inc., a New York based Internet service provider. In addition, he served as vice president, worldwide marketing at Borland International; vice president, Internet business development at Bell Atlantic Corporation; and general manager at Prodigy Service Company. Mr. Greenbaum began his career at IBM where he served for 19 years in various management positions.

"Michael Greenbaum's successful track record in developing profitable Internet-related businesses and expanding markets will be very valuable for Hybrid as we move forward," said Jim Flach, acting Hybrid CEO and board member. "With this appointment, we continue to strengthen our commitment to broadband wireless."

Jud Goldsmith, who has been Hybrid's president and chief operating officer during the past year, is assuming the new position of vice president, corporate development. Mr. Flach will continue as a member of the board of directors.

ABOUT HYBRID NETWORKS
Hybrid Networks, Inc., based in San Jose, California is a broadband access equipment company that designs, develops, manufactures and markets wireless and cable systems that provide high speed access to the internet and corporate intranets for both businesses and consumers. Hybrid's customers include broadband wireless systems operators, cable operators and Internet Service Providers.

See Hybrid Networks Website at HTTP://WWW.HYBRID.COM. Or contact Hybrid investor relations at (408) 323-6215.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:  January 18, 2000              Hybrid Networks, Inc.



                                      By: /s/ Thara M. Edson
                                         -----------------------------------
                                         Thara M. Edson
                                         Vice President, Finance and Chief
                                         Financial Officer


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